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                            SCHEDULE 14A INFORMATION

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                        PRINTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

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NEWS RELEASE
For immediate release

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN  55121
http://PrintwareInc.com

CONTACT--Thomas W. Petschauer, Executive Vice President & CFO--(651) 456-1403

                   Printware Reports First Quarter Results
                       Revenues up 37% from prior year

ST. PAUL, MINN., April 18, 2000--Printware, Inc. (Nasdaq-NNM: PRTW) reported revenues of $1,264,000 for the first quarter of 2000, an increase of 37 percent from revenues of $920,000 for the first quarter of 1999. The company reported net income of $92,000 or 3 cents per share for the first quarter of 2000, compared to a net loss of $97,000 or 2 cents per share in the same period of the prior year. Income before income taxes was $141,000 or 4 cents per share for the first quarter of 2000.

The average number of common shares outstanding decreased to 3.3 million in the first quarter of 2000 from 4.8 million in the 1999 period as a result of the repurchase in 1999 of 1,587,690 shares of Printware's common stock from Deluxe Corporation (NYSE: DLX).

The company attributed the revenue gain to a sharp increase in platesetter equipment sales and the start-up of a supplies business for its current generation of platesetters. "This resurgence is clear evidence that our new strategy, focusing on Internet printing and on supplies, is working," commented Daniel A. Baker, Ph.D., Printware's president and chief executive officer. "With our new silver-halide supplies now becoming available, some of first-quarter equipment sales included supplies contracts. We expect the majority of future equipment sales to include supplies contracts, which can be worth more than each equipment sale over the long term. As further evidence that our strategic initiatives are proving successful, one of the systems installed in the first quarter was for a large Internet printer. Internet printing is key to our future."

"Our backlog had grown considerably and we are well-positioned for the second quarter," continued Baker. For example, first quarter results do not include the sale of a watershed Web-to-Press Internet printing announced March 21, 2000, as installation is expected to take place in the second quarter of this year.

The improvement in profitability was attributed to the increased revenue and to reduced expenses. "This was our first quarterly operating profit since 1998, which we achieved despite continued investment spending in sales and marketing and Internet printing software development," noted Baker.

Printware, Inc. designs, builds, and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work, and processing film.

                                    [more]
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Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.

THE OFFICERS AND DIRECTORS OF PRINTWARE ARE PARTICIPANTS IN A SOLICITATION, AS DEFINED IN THE RULES PROMULGATED UNDER SECTION 14A OF THE SECURITIES AND EXCHANGE ACT OF 1934, IN CONNECTION WITH THE ANNUAL MEETING OF PRINTWARE TO BE CONVENED APRIL 13, 2000, ADJOURNED TO APRIL 20, AND RECONVENED AT A LATER DATE. INFORMATION CONCERNING THE PARTICIPANTS, INCLUDING THEIR DIRECT AND INDIRECT SECURITY HOLDINGS, CAN BE FOUND IN PRINTWARE'S PRELIMINARY PROXY STATEMENT INCLUDING ITS ANNEX A, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000.

INVESTORS AND SHAREHOLDERS SHOULD READ PRINTWARE'S PRELIMINARY PROXY STATEMENT WITH RESPECT TO ITS SOLICITATION OF PROXIES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND ITS DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE COMMISSION, BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PRELIMINARY AND THE DEFINITIVE PROXY STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY PRINTWARE WITH THE COMMISSION AT THE COMMISSION'S INTERNET ADDRESS AT WWW.SEC.GOV. THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS MAY ALSO BE OBTAINED FREE FROM PRINTWARE BY DIRECTING A REQUEST TO PRINTWARE'S PROXY SOLICITOR, D.F. KING & CO., INC. AT
(800) 290-6426.
                                     ###
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
                                PRINTWARE, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
            FOR THE QUARTER ENDED APRIL 1, 2000 AND APRIL 3, 1999
                       (IN THOUSANDS EXCEPT PER SHARE)
                                  (UNAUDITED)

Quarter ended                     April 1, 2000   April 3, 1999

Revenues                             $ 1,264         $   920
Cost of Revenues                         737             584
                                     -------         -------
Gross Profit                             527             336

Operating Expenses                       510             627
                                     -------         -------
Operating Income (Loss)                   17            (291)
Non-Operating Income                     124             194
Income Before Income Taxes               141             (97)

Income Tax                                49             -
                                     -------         -------
Net Income                           $    92         $   (97)
                                     =======         =======

Basic Earnings Per Share             $  0.03         $ (0.02)
Weighted Avg. Basic Shares             3,276           4,835
Diluted Earnings Per Share           $  0.03         $ (0.02)
Weighted Avg. Diluted Shares           3,323           4,838